Exhibit 99.1

Extra Space Storage Inc.
PHONE (801) 365-4600
2795 East Cottonwood Parkway, Suite 300
Salt Lake City, Utah 84121
www.extraspace.com
FOR IMMEDIATE RELEASE

Extra Space Storage Inc. Announces Promotion of Noah Springer to President
SALT LAKE CITY, January 5, 2026 — Extra Space Storage Inc. (NYSE: EXR) (the “Company”) announced today that the Board of Directors of Extra Space Storage has promoted Noah Springer, the Company’s current Executive Vice President, Chief Strategy and Partnership Officer, to President, effective January 5, 2026. Mr. Springer currently is responsible for the Company’s third-party management program, joint ventures, human resources department and other strategic initiatives. With Mr. Springer’s promotion to President, the Company’s operations function will also report to Mr. Springer.

“Noah has been an exceptional leader and a significant contributor to our Company’s strategy, growth and culture for nearly 20 years,” commented Joe Margolis, Chief Executive Officer. “Noah brings a deep understanding of storage operations, structured transactions and employee engagement. His vision, creativity and leadership have helped Extra Space Storage become a high performing large cap REIT, and I am confident he is ready for additional responsibilities in the Company.”

Mr. Springer joined Extra Space Storage in 2006 after several years in the banking industry. During his time at the Company, he has served in various roles in acquisitions, asset management and third-party management. Mr. Springer helped develop, lead and grow the Company’s third-party management platform, Management Plus, which today is the storage sector’s largest third-party management platform with over 1,800 locations. In addition, Mr. Springer has overseen the Company’s asset management, construction, and human resources departments. Mr. Springer has been a member of the Company’s senior management team since 2014, and a member of the Company’s executive team since 2020. Mr. Springer holds a B.A. in Finance and an M.B.A. from the University of Utah.

The Extra Space Storage team, including Mr. Margolis, Mr. Springer, and Zach Dickens, EVP and Chief Investment Officer, will be attending and presenting at the KeyBanc Capital Markets Self Storage Investor Forum in New York, NY on January 8th, 2026.
About Extra Space Storage Inc.:
Extra Space Storage Inc., headquartered in Salt Lake City, Utah, is a fully integrated, self-administered and self-managed real estate investment trust, and a member of the S&P 500. As of September 30, 2025, the Company owned and/or operated 4,238 self-storage properties, which comprise approximately 2.9 million units and approximately 326.9 million square feet of rentable storage space operating under the Extra Space brand. The Company offers customers a wide selection of conveniently located and secure storage units across the country, including boat storage, RV storage and business storage. It is the largest operator of self-storage properties in the United States.
SOURCE Extra Space Storage Inc.
Jared Conley, Extra Space Storage, 801-365-1759, info@extraspace.com

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